Exhibit 99.1

For Immediate Release	Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

FIVE NON-URBAN HOSPITALS FROM

TENET HEALTHCARE CORPORATION

NAPLES, FLORIDA (August 25, 2003) — Health Management Associates, Inc. (NYSE: HMA) announced today it has signed a definitive agreement to acquire five non-urban hospitals from Tenet Healthcare Corporation (NYSE: THC). The five hospitals include the 128-bed Seven Rivers Community Hospital, Crystal River, Florida, the 137-bed Harton Regional Medical Center, Tullahoma, Tennessee, the 257-bed, two-campus, University Medical Center, Lebanon, Tennessee, the 423-bed, two-campus, Three Rivers Healthcare, Poplar Bluff, Missouri, and the 116-bed Twin Rivers Regional Medical Center, Kennett, Missouri. The transactions are expected to close on or before January 1, 2004.

“HMA continues to grow through a combination of superior same hospital operations and a disciplined acquisition approach. This transaction provides HMA with continued opportunities to extend our mission of delivering high-quality health care close to home for the communities served by these five hospitals,” said Joseph V. Vumbacco, President and Chief Executive Officer of Health Management Associates. “We have applied HMA’s time-tested due diligence process in reviewing the available assets, and these five hospitals clearly meet our acquisition criteria. HMA has the technological, financial and human resources available to integrate these acquisitions in a manner consistent with our objective of seeking a cash-on-cash return of our investment in four years or less.”

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These hospitals represent an aggregate of approximately $400 million in net patient service revenues, 1,061 licensed beds and will result in HMA’s initial operations in Missouri.

Seven Rivers Community Hospital, Crystal River, Florida is a 128-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services. With approximately 135 physicians on staff, the hospital’s primary service area has a growing population of more than 60,000 residents. Solucient named Seven Rivers Community Hospital a “Top 100 Hospital” in 2001.

Harton Regional Medical Center, Tullahoma, Tennessee is a 137-bed acute care hospital providing general acute care services, including emergency room services, neurosurgery, cardiology, orthopedics and obstetrical services. With approximately 175 physicians on staff, the hospital’s primary service area has a growing population of nearly 85,000 residents.

University Medical Center, Lebanon, Tennessee is a 257-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurology, cardiology, orthopedics, joint replacement and obstetrical services. With approximately 165 physicians on staff, the hospital’s primary service area has a growing population of nearly 104,000 residents.

Three Rivers Healthcare, Poplar Bluff, Missouri is a 423-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurosurgery, open-heart surgery, orthopedics and obstetrical services. With approximately 141 physicians on staff, the hospital’s primary service area has a growing population of more than 81,000 residents.

Twin Rivers Regional Medical Center, Kennett, Missouri is a 116-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services. With approximately 57 physicians on staff, the hospital’s primary service population has a growing population of 40,000 residents.

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“Over the past eight months, we have now announced the execution of definitive agreements or completed transactions which add eight additional non-urban hospitals to the HMA fold,” added Vumbacco. “HMA’s success has been predicated on consistency and quality, and these acquisitions offer HMA the opportunity to continue its track record of excellence.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 14 years of uninterrupted operating earnings growth and upon completing this transaction and its previously announced transaction to acquire the 135-bed Walton Medical Center, will operate 52 hospitals in 16 states with 7,540 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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